Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 11 DATED NOVEMBER 2, 2022
TO THE PROSPECTUS DATED APRIL 18, 2022

This document supplements, and should be read in conjunction with, our prospectus dated April 18, 2022, as supplemented by Supplement No. 1 dated May 6, 2022, Supplement No. 2 dated May 17, 2022, Supplement No. 3 dated June 3, 2022, Supplement No. 4 dated July 1, 2022, Supplement No. 5 dated July 6, 2022, Supplement No. 6 dated August 3, 2022, Supplement No. 7 dated August 16, 2022, Supplement No. 8 dated September 2, 2022, Supplement No. 9 dated October 4, 2022 and Supplement No. 10 dated October 31, 2022. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of October 2022

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of October 2022. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
October 3, 2022	$17.13	$17.22	$17.19	$17.24	$17.10	$17.07	$17.15
October 4, 2022	$17.15	$17.24	$17.20	$17.25	$17.12	$17.09	$17.17
October 5, 2022	$17.14	$17.22	$17.19	$17.24	$17.10	$17.07	$17.15
October 6, 2022	$17.12	$17.20	$17.18	$17.22	$17.08	$17.05	$17.13
October 7, 2022	$17.10	$17.19	$17.17	$17.21	$17.06	$17.03	$17.12
October 10, 2022	$17.10	$17.19	$17.16	$17.20	$17.06	$17.02	$17.12
October 11, 2022	$17.11	$17.20	$17.18	$17.22	$17.07	$17.04	$17.13
October 12, 2022	$17.11	$17.19	$17.17	$17.21	$17.06	$17.03	$17.12
October 13, 2022	$17.12	$17.21	$17.18	$17.23	$17.08	$17.05	$17.14
October 14, 2022	$17.10	$17.19	$17.17	$17.21	$17.06	$17.02	$17.12
October 17, 2022	$17.13	$17.22	$17.19	$17.24	$17.10	$17.06	$17.15
October 18, 2022	$17.15	$17.23	$17.21	$17.26	$17.11	$17.07	$17.17
October 19, 2022	$17.13	$17.22	$17.19	$17.24	$17.08	$17.05	$17.15
October 20, 2022	$17.13	$17.22	$17.19	$17.24	$17.09	$17.05	$17.15
October 21, 2022	$17.14	$17.23	$17.20	$17.25	$17.10	$17.06	$17.16
October 24, 2022	$17.14	$17.23	$17.21	$17.26	$17.10	$17.07	$17.17
October 25, 2022	$17.18	$17.27	$17.23	$17.29	$17.14	$17.10	$17.20
October 26, 2022	$17.18	$17.27	$17.23	$17.29	$17.14	$17.10	$17.20
October 27, 2022	$17.18	$17.27	$17.24	$17.29	$17.15	$17.11	$17.21
October 28, 2022	$17.21	$17.31	$17.26	$17.33	$17.18	$17.15	$17.24
October 31, 2022	$17.16	$17.24	$17.22	$17.26	$17.11	$17.08	$17.17

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.